UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported)
                                   May 3, 2005

                           DIRECT GENERAL CORPORATION
             (Exact name of registrant as specified in its charter)


           Tennessee                     000-50360             62-1564496
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(State or other jurisdiction of  (Commission File Number)    (IRS Employer
        incorporation)                                     Identification No.)


                  1281 Murfreesboro Road
                   Nashville, Tennessee                           37217
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         (Address of principal executive offices)               (Zip Code)


       Registrant's telephone number, including area code: (615) 399-4700
                                                           --------------

                                 Not Applicable
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          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02  Departure of Directors or Principal Officers; Election of Directors;
           Appointment of Principal Officers.


         On May 3, 2005, the Board of Directors of Direct General Corporation appointed Tammy R. Adair as President of Direct General Corporation. William C. Adair, who previously held the post of President, will continue as Direct's Chairman and Chief Executive Officer. The Direct Board believes that Ms. Adair's appointment will support and strengthen the management and leadership of Direct.

         Ms. Adair, 41, joined Direct in 2002 as Executive Vice President. Ms. Tammy Adair is the daughter of William C. Adair, Jr. and the step-daughter of Jacqueline C. Adair. Jacqueline C. Adair is a director and Executive Vice President and Chief Operating Officer of Direct.

         Ms. Adair entered into an employment agreement with Direct in 2003 and it provides in pertinent part that we will employ her for a period of five years commencing on August 15, 2003, the closing date of our initial public offering. We will pay Ms. Adair an annual base salary of at least $200,000, plus a discretionary bonus as may be determined by the Compensation Committee, in its sole discretion, based on her performance, our business and financial condition and operating results achieved.

         We may terminate Ms. Adair's employment for cause, including (a) failure or refusal to materially perform her duties under the employment agreement; (b) failure or refusal to follow material lawful directions of the Board; (c) engaging in any misconduct which materially and demonstrably injures us; (d) conviction of any felony; or (e) fraudulent or dishonest conduct. In addition, either party to the employment agreement may terminate the agreement at any time without cause. Ms. Adair may terminate her agreement for good reason, including (a) the assignment of any duties inconsistent with her status as an executive officer; (b) reduction in annual base salary or failure to include her in any stock option or equity-based benefit plan; (c) relocation of her principal place of employment to a location more than 50 miles away; or (d) any material breach by us of our obligations under the employment agreement. However, if we terminate her agreement other than for cause or if she resigns for good reason, she will be entitled to continue receiving her salary and benefits for two years, and all stock options will immediately vest. Ms. Adair has agreed not to compete with us or solicit our employees for a period of two years following certain events of termination.

         In 2002, prior to the Company's initial public offering, several of our subsidiaries paid an aggregate of approximately $1.4 million for various legal services, to an association of lawyers in which Tammy R. Adair held an ownership interest at that time. In addition, during 2002, this association of lawyers collected $4.1 million for us, of which sum it retained $1.4 million. Also, Direct Administration, Inc., one of our subsidiaries, leased property to this association of lawyers over the same period for an aggregate of $15,500 in 2002. Ms. Tammy Adair has not been a member of this association since August 2002, and she no longer has an ownership interest in the firm. In exchange for her former ownership interest, her former law firm issued her a promissory note in the principal amount of approximately $0.4 million, at an annual interest rate of 7.25%. The note was payable in monthly installments, matured in December 2004 and no further payments are payable to Ms. Tammy Adair under the note.

         In 2004, 2003 and 2002, two of our insurance subsidiaries paid Mid-South Collision, LLC approximately $0.9 million, $0.9 million and $0.8 million, respectively, for automobile body work. Mid-South Collision is owned by the step-daughter and stepson-in-law of Ms. Tammy Adair.

Item 7.01 Regulation FD Disclosure.

         On May 3, 2005, we issued a press release announcing the appointment of Tammy R. Adair as our President. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.

Item 9.01 Financial Statements and Exhibits.

         (c) Exhibits.

                  The following exhibit is filed herewith and made a part hereof:

                  Exhibit No.       Description
                  -----------       ------------
                  99       --       Press Release dated May 3, 2005

                                   Signatures

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    May 3, 2005


                                     DIRECT GENERAL CORPORATION


                                     By:  /s/ Ronald F. Wilson
                                        ----------------------------
                                          Ronald F. Wilson
                                          Secretary